Exhibit 99.4

Max Capital Group Announces Appointment of New Director

HAMILTON, Bermuda, May 6, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced the election of James H. MacNaughton as a Director of the Company, thereby filling a vacancy on its eleven-member Board of Directors.

“Max is fortunate to have an individual with Jim’s experience, insights, and talents join our Board. We welcome him to the Max Board of Directors,” commented W. Marston (Marty) Becker, Chairman and Chief Executive Officer.

Mr. MacNaughton recently retired from Rothschild Inc., where he served as a Senior Advisor. From 2001 to 2007, he was a Managing Director and Global Partner at Rothschild. From 1979 through 2000, Mr. MacNaughton was at Salomon Brothers, where he held a variety of positions including, most recently, Managing Director. Mr. MacNaughton began his career in 1973 at the Republic National Bank of Dallas, where he served as Vice President. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Board since 2006 and is a member of the Board of Directors of the Interboro Insurance Company. Mr. MacNaughton is a Certified Public Accountant (Texas 1977) and a member of the International Insurance Society, and he is also on the Board of Public Television Channel WLIW 21, which serves New York City and Long Island, New York.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future economic performance, finances, expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by the Company with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick
Executive Vice President	Kekst and Company
jim.tees@maxcapservices.com	roy-winnick@kekst.com
1-441-295-8800	1-212-521-4842